Exhibit 10.1

FUNKO, INC.

2802 Wetmore Ave

Everett, WA

98201

[ • ], 2025

[ • ]

Re: Retention Bonus Opportunity

Dear [ • ]:

To incentivize you to remain with, and stay committed to, Funko, Inc. (the “Company”), we are offering you a cash retention bonus in accordance with the terms and conditions set forth in this letter agreement (this “Agreement”). Capitalized terms used but not defined herein shall have the meanings set forth in that certain employment agreement between you and the Company, dated [ • ] as may be amended from time to time (the “Employment Agreement”).

1. Bonus. The Company will pay you a one-time cash bonus in the amount of $[ • ] (the “Bonus”), subject to your continued employment with the Company through March 31, 2026 (the “Retention Date”). The Bonus will be paid to you, less applicable tax withholdings and deductions, in a single lump sum cash payment on or within thirty (30) days following the Retention Date.

2. Termination; Forfeiture. Notwithstanding anything to the contrary contained in Section 1 above, if your employment with the Company is terminated by the Company without Cause or by you for Good Reason prior to the Retention Date, then, subject to and conditioned upon, your timely execution and non-revocation of a Release in accordance with the terms of the Employment Agreement, the Company will pay the Bonus to you within sixty (60) days of the date of your termination of employment. In addition, for the avoidance of doubt, you and the Company agree and acknowledge that you will be eligible to receive the Equity Acceleration in the event such qualifying termination of employment occurs on or within twelve (12) months following a Change in Control.

3. Withholding. The Company and its affiliates may withhold from any amount payable under this Agreement such federal, state and local taxes as are required to be withheld pursuant to any applicable law.

4. No Right to Continued Service. Nothing contained in this Agreement shall (i) confer upon you any right to continue in service with the Company or its affiliates, (ii) constitute any contract or agreement of service or (iii) interfere in any way with the right of the Company and its affiliates to terminate your service at any time, for any reason, with or without cause.

5. Tax Advice. The Company and its affiliates are not making any warranties or representations to you with respect to the income tax consequences of the grant or payment of the Bonus and you are in no manner relying on the Company, its affiliates or any of their respective representatives for an assessment of such tax consequences. You are hereby advised to consult with your own tax advisor with respect to any tax consequences associated with the Bonus.

6. Miscellaneous. This Agreement will be administered, interpreted and enforced under the laws of the State of Washington without regard to the conflicts of laws principles thereof. This Agreement may only be amended by a writing executed by the parties hereto. Please indicate your acknowledgement of and acceptance of the terms of this Agreement by signing in the space indicated below and returning a signed copy of this Agreement to [ • ] no later than [ • ], 2025.

Sincerely,

Funko, Inc.

Name: Michael Lunsford
Title: Interim Chief Executive Officer

Accepted, Acknowledged and Agreed:

[ • ]

Date

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